UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTIONS 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 30, 2007

AVID TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-21174 (Commission File Number)	04-2977748 (I.R.S. Employer Identification No.)
Avid Technology Park, One Park West, Tewksbury, MA (Address of Principal Executive Offices)		01876 (Zip Code)
Registrant’s telephone number, including area code: (978) 640-6789
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On July 30, 2007, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Avid Technology, Inc. (the “Company”) approved a one-time cash bonus payment in the amount of $250,000 to be paid to David M. Lebolt. Forty percent of the bonus payment will be paid up front in a lump sum. The remaining sixty percent will be paid in eight equal monthly installments beginning on the one-month anniversary of the lump sum payment. If Mr. Lebolt’s employment is terminated by the Company other than for Cause (as defined in the Executive Employment Agreement he entered into with the Company dated as of July 24, 2002) or if he terminates his employment with the Company for Good Reason (as defined in his Executive Employment Agreement) prior to all such monthly payments being paid, all remaining payments shall be paid in full in accordance with Mr. Lebolt’s Executive Employment Agreement. The bonus payment is in consideration of Mr. Lebolt’s assumption of additional responsibilities within the Company’s Consumer division.

On July 30, 2007, the Compensation Committee approved a one-time cash bonus payment in the amount of $150,000 to be paid to Sharad Rastogi. Forty percent of the bonus payment will be paid up front in a lump sum. The remaining sixty percent will be paid in eight equal monthly installments beginning on the one-month anniversary of the lump sum payment. If Mr. Rastogi’s employment is terminated by the Company other than for Cause (as defined in the Executive Employment Agreement he entered into with the Company dated as of February 16, 2006) or if he terminates his employment with the Company for Good Reason (as defined in his Executive Employment Agreement) prior to all such monthly payments being paid, all remaining payments shall be paid in full in accordance with Mr. Rastogi’s Executive Employment Agreement. The bonus payment is in consideration of Mr. Rastogi’s assumption of additional responsibilities within the Company’s Consumer division.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2007	AVID TECHNOLOGY, INC. (Registrant)
	By:	/s/ Paige Parisi Paige Parisi Vice President and General Counsel

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